Exhibit r under Form N-2

NATIONAL RETAIL FUND I

NATIONAL RETAIL FUND II

NATIONAL RETAIL FUND III

CODE OF ETHICS FOR PRINCIPAL EXECUTIVES AND SENIOR FINANCIAL

OFFICER OF THE FUNDS (CODE OF CONDUCT)

Introduction

The National Retail Fund I, National Retail Fund II, and National Retail Fund III, (the “Funds”) are committed to achieving and maintaining the highest ethical standards and to conducting business with the highest level of integrity.

The code of ethics for the principal executives and senior financial officer of the Funds (this "Code") applies to the all trustees, officers and employees of the Funds, as well as the trustees, officers and employees of the Service Providers who also serve as either a trustee, officer or employee of the Funds (each, a "Covered Person, and collectively, the "Covered Persons").

Objective

This Code is intended to promote:

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honest and ethical conduct;

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compliance with applicable laws and SEC rules and regulations;

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prompt reporting of unethical or illegal conduct; and

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accountability for adherence to this Code.

Conflicts of Interest

A "conflict of interest" occurs when a Covered Person's private interest interferes with the interests of, or his/her service to, the Funds. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "1940 Act"). Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Funds.

Each Covered Person must not:

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use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Person or a member of his family would benefit personally to the detriment of the Funds;

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cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Person or a member of his family rather than for the benefit of the Funds; and

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use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflicts of interest that may arise for Covered Persons under the following circumstances: (1)

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service as a trustee on the board of any public or private company;

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the receipt of any non-nominal gifts from any person or company with which the Funds have current or prospective business dealings. For purposes of this Code, "non-nominal" are those gifts in excess of the current Financial Industry Regulatory Authority limit of $100;

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the receipt of any entertainment from any company with which the Funds have current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than the Adviser, their principal underwriter, administrator or any affiliated person thereof and the service provider of which such Covered Person is an employee; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person's employment, such as compensation or equity ownership.

With respect to corporate opportunities, each Covered Person must not:

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take for himself personally opportunities, including investment opportunities, discovered through the use of his position with the Funds, or through the use of a Fund's property or information;

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use a Fund's property, information, or position for his personal gain or the gain of his family member; or

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compete, or prepare to compete, with the Funds.

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(1)   Any activity or relationship that would present a conflict for a Covered Person would likely also present a conflict for the Covered Person if a member of the Covered Person's family engages in such an activity or has such a relationship.

Public Disclosure and Compliance

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Each Covered Person should be familiar with the disclosure requirements generally applicable to the Funds (such general disclosure requirements are provided in the Compliance Manual);

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Each Covered Person must be familiar with the Funds’ Disclosure Controls and Procedures.

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each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ trustees and auditors, and to governmental regulators and self-regulatory organizations;

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each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the Funds’ Investment Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submits to, the SEC and in other public communications made by the Funds; and

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it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Accountability and Reporting Violations

Each Covered Person must:

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upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he/she has received, read and understands the Code;

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annually thereafter affirm to the Board that he has complied with the requirements of the Code;

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not retaliate against any employee or Covered Person or their affiliated persons for reports of potential violations that are made in good faith;

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notify the Chief Compliance Officer of the Funds promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

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report at least annually any change in his affiliations from the prior year.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee is responsible for granting waivers(2) and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Funds’ principal executive officers or trustees will be considered by the Audit Committee.

The Funds will follow these procedures in investigating and enforcing this Code:

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the Chief Compliance Officer will take any action he considers appropriate to investigate any actual or potential violations reported to him;

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if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

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any matter that the Chief Compliance Officer believes is a violation will be reported to the Audit Committee;

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if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Funds’ Service Provider of which such Covered Person is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Funds;

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the Audit Committee will be responsible for granting waivers, as appropriate; and

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any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

The Audit Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, Funds’ Investment Adviser, outside counsel, Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Audit Committee for the retention of independent auditors to perform permissible non-audit services.

Waivers

 (2)   Instruction 2 to Item 10 of Form 8-K defines "waiver" as "the approval by   the registrant of a material departure from a provision of the code of conduct" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of conduct that has been made known to an executive officer" of the registrant.

An executive officer or trustee may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Audit Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Audit Committee must review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any provisions of this Code, the Audit Committee must consider whether the proposed waiver is consistent with honest and ethical conduct.

The Chief Compliance Officer must submit an annual report to the Board regarding any waivers granted.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the Investment Adviser and its counsel, the Service Provider of which such Covered Person is an employee or independent auditors or other consultants.

Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Funds’ Board, including a majority of independent trustees.

Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.